Exhibit 99.1

Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211

News Release
Media Contact:	Lauren C. Steele VP Corporate Affairs 704-557-4551
Investor Contact:	David V. Singer Executive VP & CFO 704-557-4604

FOR IMMEDIATE RELEASE	Symbol: COKE
July 21, 2004	Quoted: The Nasdaq Stock Market (National Market)

Coca-Cola Bottling Co. Consolidated Reports Second Quarter 2004 Results

CHARLOTTE, NC — Coca-Cola Bottling Co. Consolidated today announced it earned $10.6 million or $1.17 per share for the second quarter of 2004. These results compare to net income of $11.9 million or $1.32 per share in the second quarter of 2003. The Company’s net income in the second quarter of 2004 reflects a one-time unfavorable non-cash impact of approximately $1.0 million or $.11 per share due to a change in the manner in which The Coca-Cola Company delivers marketing funding support. In the second quarter of 2003, the Company’s results reflected a nonrecurring tax benefit of $3.1 million or $.34 per share.

The Company’s net sales grew by 4.9% in the second quarter of 2004 reflecting flat bottle/can volume, higher contract sales to other bottlers and an increase in average revenue per case of approximately 5%. Income from operations in the second quarter of 2004 increased 14% despite the $1.7 million nonrecurring reduction related to the impact of the change in the manner in which the Company receives marketing funding support. Beginning June 1st, The Coca-Cola Company eliminated most of its marketing funding support arrangements with the Company and reduced the price of concentrate to offset the reduction in marketing funding support.

J. Frank Harrison, III, Chairman and CEO, said, “The Company’s financial results in the second quarter were very strong, driven by the large increase in average revenue per case. Volume was flat despite the increased revenue per case, reflecting an improving trend in immediate consumption channels, continued growth of Dasani, solid performance in our diet carbonated soft drink (“CSD”) portfolio and the successful introduction of Coca-Cola C2.” Mr. Harrison also said the Company continues to focus on reducing its debt through managing capital spending and an ongoing focus on working capital management. Debt at the end of the second quarter of 2004 was down by $80.6 million as compared to the end of the second quarter of 2003.

William B. Elmore, President and COO, said, “I am encouraged by our results in the second quarter. Sales have been buoyed by continued strength in Dasani, which grew by 11% as well as our diet CSDs, which grew by 5%. Early indications on Coca-Cola C2 are positive, as sales of the brand are in line with targets the Company set prior to launch and represent 2% of overall volume in the second quarter of 2004. Operating expenses increased at approximately the same rate as net sales due to higher payroll and benefit costs and higher fuel prices. The Company is maintaining its focus on increased pricing and productivity improvements to cover cost increases and improve operating margins.” Mr. Elmore also said that the change in the manner in which The Coca-Cola Company delivers marketing funding support had no negative impact on cash flow from operating activities and will simplify the administration of the Company’s marketing funding relationship with The Coca-Cola Company going forward.

Cautionary Information Regarding Forward-Looking Statements

Included in this news release and other information that we make publicly available from time to time are forward-looking management comments and other statements that reflect management’s current outlook for future periods. These statements include, among others, statements relating to: increased pricing and productivity improvements to cover cost increases and improve operating margins and reducing debt through managing capital spending and an ongoing focus on working capital management. These statements and expectations are based on the currently available competitive, financial and economic data along with the Company’s operating plans, and are subject to future events and uncertainties. Among the events or uncertainties which could adversely affect future periods are: lower than expected selling prices resulting from increased marketplace competition; changes in how significant customers market our products; an inability to meet performance requirements for expected levels of marketing funding support payments from The Coca-Cola Company or other beverage companies; reduced marketing and advertising spending by The Coca-Cola Company or other beverage companies; an inability to meet requirements under bottling contracts with The Coca-Cola Company or other beverage companies; the inability of our aluminum can or PET bottle suppliers to meet our demand; significant changes from expectations in the cost of raw materials; higher than expected insurance premiums; lower than anticipated return on pension plan assets; higher than anticipated health care costs; higher than expected fuel prices; unfavorable interest rate fluctuations; adverse weather conditions; inability to increase selling prices to offset higher raw material costs; terrorist attacks, war or other civil disturbances; changes in financial markets and significant changes in the Company’s public debt ratings. The forward-looking statements in this news release should be read in conjunction with the detailed cautionary statements found on pages 33 and 34 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2003.

—Enjoy Coca-Cola—

Coca-Cola Bottling Co. Consolidated

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

In Thousands (Except Per Share Data)

	Second Quarter		First Half
	2004	2003	2004	2003
Net sales	$333,711	$318,165	$616,438	$593,365
Cost of sales, excluding depreciation expense shown below	173,026	165,061	315,236	305,713

Gross margin	160,685	153,104	301,202	287,652
Selling, delivery and administrative expenses, excluding depreciation expense shown below	111,924	106,479	218,494	208,457
Depreciation expense	17,661	19,282	35,313	38,297
Amortization of intangibles	795	767	1,590	1,465

Income from operations	30,305	26,576	45,805	39,433

Interest expense	10,676	10,916	20,984	21,287
Minority interest	1,651	1,142	2,098	1,258

Income before income taxes	17,978	14,518	22,723	16,888
Income taxes	7,355	2,618	9,305	3,581

Net income	$10,623	$11,900	$13,418	$13,307

Basic net income per share	$1.17	$1.32	$1.48	$1.47

Diluted net income per share	$1.17	$1.32	$1.48	$1.47

Weighted average number of common shares outstanding	9,063	9,043	9,063	9,043

Weighted average number of common shares outstanding – assuming dilution	9,063	9,043	9,063	9,043